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EXHIBIT 8.1

SUBSIDIARIES OF GASLOG PARTNERS LP

        The following companies are subsidiaries of GasLog Partners LP:

Name of Subsidiary	Jurisdiction of Incorporation	Proportion of Ownership Interest
GAS-three Ltd.	Bermuda	100%
GAS-four Ltd.	Bermuda	100%
GAS-five Ltd.	Bermuda	100%
GAS-seven Ltd.	Bermuda	100%
GAS-eight Ltd.	Bermuda	100%
GAS-eleven Ltd.	Bermuda	100%
GAS-thirteen Ltd.	Bermuda	100%
GAS-fourteen Ltd.	Bermuda	100%
GAS-sixteen Ltd.	Bermuda	100%
GAS-seventeen Ltd.	Bermuda	100%
GAS-nineteen Ltd	Bermuda	100%
GAS-twenty Ltd	Bermuda	100%
GAS-twenty one Ltd.	Bermuda	100%
GAS-twenty seven Ltd.	Bermuda	100%
GasLog Partners Holdings LLC	Marshall Islands	100%

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  EXHIBIT 8.1
SUBSIDIARIES OF GASLOG PARTNERS LP